AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (the “Agreement”), dated November 7, 2017, is between ONCOSEC MEDICAL INCORPORATED (the “Company”) and PUNIT S. DHILLON (“Executive”). This Agreement amends and restates, in its entirety, the obligations of the parties under the Executive Employment Agreement between the Company and Executive, dated as of May 18, 2011 (the “Prior Agreement”).

I. POSITION AND RESPONSIBILITIES

A. Position. Executive is employed by the Company to render services to the Company in the position of President of the Company beginning on November 7, 2017 (the “Commencement Date”). Executive shall perform such duties and responsibilities and exercise such supervision and powers over and with regard to the business of the Company as are normally related to the position of President and such other duties and responsibilities as may be prescribed from time to time by board of directors of the Company (the “Board”) in accordance with the standards of the industry, including, among other things, providing general guidance to the Company, as well as setting strategic direction for the Company and evaluating acquisition opportunities. Executive shall perform his duties to the best of his ability and a diligent and proper manner, and Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion. In addition, during the Employment Term, the Company shall nominate the Executive for election to the Board by the shareholders of the Company so that he may continue to serve as a director of the Company in accordance with the Company’s Bylaws unless and until the earliest of such time as: (i) Executive is no longer employed by the Company, (ii) Executive resigns as a member of the Board, or (iii) Executive and the Company mutually agree otherwise in writing. During the Employment Term, the Executive shall devote a reasonable amount of time to the performance of his duties and responsibilities as the Company’s President. Notwithstanding anything to the contrary, nothing in this Agreement shall require Executive to devote full-time services to the performance of his duties and responsibilities as the Company’s President, and nothing in this Agreement shall prohibit Executive from accepting any other employment or engaging, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage), provided that any such other employment or business activity shall not interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company.

B. No Conflict. Executive represents and warrants that Executive’s execution of this Agreement, employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

II. COMPENSATION AND BENEFITS

A. Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay Executive a salary at the rate of Four Hundred Twenty-Eight Thousand Five Hundred Dollars ($428,500) per year, before deducting all applicable withholdings (“Base Salary”). Executive may elect to receive, in lieu of cash, the Base Salary, or a portion thereof, in the form of shares of the Company’s common stock. Such election shall be made annually during an open trading window (as set forth in the Company’s insider trading policy) and on or before December 15 or, if later, during the next open trading window. The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice and any shares of the Company’s common stock shall be issued at the same time cash would have been paid. Any installment of shares of the Company’s common stock shall be valued at the fair market value closing price of the Company’s common stock on the trading day immediately prior to the date of issuance. Notwithstanding the foregoing, if, in the Company’s discretion, there are insufficient shares of the Company’s common stock available under the Company’s 2011 Stock Incentive Plan to honor Executive’s election to receive any portion of his Base Salary in shares of the Company’s common stock on any payroll date, the entire Base Salary installment shall be paid in cash. Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be increased in the sole discretion of the Company.

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B. Annual Bonus. With respect to each calendar year during the Employment Term, Executive will be eligible to earn an annual bonus in a target amount of forty percent (40%) of Executive’s Base Salary (the “Annual Bonus”). The actual bonus paid, if any, will depend on the degree of achievement of performance objectives, with the assessment of performance determined by the Board or the Compensation Committee of the Board. The initial set of performance objectives will be reasonably agreed to by the Board or the Compensation Committee of the Board and Executive, within sixty (60) days of the Commencement Date. Subsequent performance objectives will be reasonably agreed to by the Board or the Compensation Committee of the Board and Executive within sixty (60) days of the beginning of the calendar year to which the Annual Bonus relates. Any Annual Bonus may be paid, in the Company’s sole discretion, in cash, shares of the Company or stock options of the Company, or any combination thereof, and will be paid to Executive within sixty (60) days of the end of the calendar year for which the Annual Bonus was earned, but in no event later than March 15th of the calendar following the calendar year in which the Annual Bonus was earned. The Executive must be employed on the last day of each calendar year in order to be eligible to receive an Annual Bonus for that calendar year; provided, however, that if the Company terminates the Executive’s employment other than For Cause prior to the last day of the relevant calendar year, then the Company may pay a pro rata portion of the Annual Bonus in a single lump sum payment within sixty (60) days of the end of the relevant calendar year, but in no event later than March 15th of the calendar year following the calendar year in which such termination other than For Cause occurs and subject to the Executive’s timely execution and subsequent non-revocation of the Company’s standard release in the form attached hereto as Exhibit A.

C. Annual Restricted Stock Unit Grant. Subject to approval by the Board or the Compensation Committee of the Board, as soon as administratively practicable following the first annual meeting of the Company’s shareholders following the Commencement Date and each anniversary of the Commencement Date during the Employment Term, the Executive shall be eligible to be granted two hundred thousand (200,000) restricted stock units (“RSUs” and each such grant an “RSU Grant”). Each RSU Grant shall be governed by a restricted stock unit award agreement between the Executive and the Company substantially (the “RSU Agreements”). Subject to terms of the OncoSec Medical Incorporated 2011 Stock Incentive Plan, or any other stock incentive plans subsequently adopted by the Company under which an RSU Grant is awarded, (the “Plan”) and the RSU Agreements, one-twelfth (1/12) of each RSU Grant shall vest on each monthly anniversary of the relevant grant date. In the event of any conflict or ambiguity between this Agreement and the Plan or the RSU Agreements, the Plan and the RSU Agreements shall govern.

D. Stock Incentive Awards. Executive shall be eligible to be granted such stock incentive awards as may be approved by the Board or the Compensation Committee of the Board in its sole discretion, subject to regulatory approval and subject to the terms and conditions set out in the Plan, including all terms and conditions regarding vesting and exercise of stock incentive awards upon termination or other events.

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E. Personal Income Tax Return Preparation. The Company shall reimburse the Executive for personal income tax return advice and preparation up to a maximum of $2,500 per year, provided that Executive is employed with the Company at the time the reimbursement is paid.

F. Work Eligibility. The Company agrees to sponsor, prepare and file all necessary documents to provide the Executive with immigration and work permits for the United States while Executive is employed by the Company up to a maximum of $1,500 per year.

G. Benefits. Executive shall be eligible to participate in the benefits made generally available by the Company to similarly-situated executives, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

H. Vacation. The Executive shall be entitled to four (4) weeks of annual paid vacation. In addition, the Executive may be entitled to additional paid vacation during each calendar year, depending upon the length of the Executive’s employment with the Company, in accordance with the vacation accrual schedules and applicable vacation policies and procedures of the Company, including the maximum cap on accrual, as applied to other employees of the Company and which may be changed from time to time by the Company, but the paid vacation shall not be less than the amount of vacation Executive was entitled to receive from the Company as of the Commencement Date.

I. Expenses. The Company shall reimburse Executive for reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement guidelines.

III. AT-WILL EMPLOYMENT; TERMINATION BY COMPANY

A. Initial Term and Renewal. The initial term of this Agreement shall be for a period of three (3) years commencing on the Commencement Date (the “Initial Term”) and, commencing as of the end of the Initial Term, shall be extended automatically for successive one (1) year periods (the Initial Term and any extensions being collectively referred to as the “Employment Term”), unless terminated earlier pursuant to the provisions of Section IV or V below. Either party may terminate this Agreement as of the end of the then-current period by giving written notice at least ninety (90) days prior to the end of that period. Upon and after any such termination, all obligations of the Company under this Agreement shall cease, except as otherwise provided herein.

B. Severance Upon Termination by the Company for a Reason Other than For Cause, Death or Disability and Resignation by the Executive for Good Cause. Except in situations where the employment of Executive is terminated For Cause or by death or by Disability (as defined in Section IV below), in the event that (i) the Company terminates Executive’s employment or (ii) Executive resigns for Good Cause (as defined in Section V below), then:

(i) (A) within five (5) business days after the date of termination, the Company shall pay Executive any earned but unpaid Base Salary and (B) within a reasonable time following submission of all applicable documentation, the Company shall pay any expense reimbursement payments owed to Executive for expenses incurred prior to the date of termination (collectively, the “Accrued Obligations”); and

(ii) Subject to Executive’s execution, delivery and non-revocation of a general release of claims in favor of the Company and its affiliates substantially in the form attached hereto as Exhibit A within forty-five (45) days following the termination date (and non-revocation thereof within seven (7) days thereafter):

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(a) Executive will be entitled to payment by the Company of an amount equal to twenty-four (24) months of Executive’s then-current Base Salary, paid as salary continuation (and not as a lump sum) over twenty-four (24) months and in accordance with the Company’s standard payroll practices. The first such payment shall be made within ten (10) days after the release becomes irrevocable and shall include any amounts that accrued to Executive post-termination of employment but that were not paid pending receipt of the executed release agreement;

(b) Executive will be entitled to payment by the Company of an amount equal to the Annual Bonus, if any, most recently paid to Executive multiplied by the fraction of which the number of days between the calendar year end related to the bonus and the date of termination is the numerator, and three hundred sixty-five (365) is the denominator, paid as a lump sum within sixty (60) days of the termination date;

(c) If Executive and/or Executive’s covered dependents timely elect(s) to receive health care continuation coverage, Executive will be entitled to payment by the Company of the monthly cost of such coverage for a period of twenty-four (24) months; provided, that if at any time the Company determines that its payment of Executive’s premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended, or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the premiums described above, the Company will instead pay a fully taxable monthly cash payment in an amount such that, after payment by Executive of all taxes on such payment, Executive retains an amount equal to the applicable premiums for such month, with such monthly payment being made on the last day of each month for the remainder of the twenty-four (24) month period; and

(d) With respect to all stock incentive awards issued under the Plan or outside of the Plan and outstanding immediately prior to the termination date, Executive will immediately vest in and have the right to exercise such awards, all restrictions will lapse, and all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met, provided, however, that, to the extent required by applicable law, any stock incentive awards, other than stock options and stock appreciation rights, which are based upon satisfaction of performance criteria (not based solely on the passage of time) will only vest pursuant to their express terms; provided, further, that any such equity awards that are vested pursuant to this provision and that constitute a non-qualified deferred compensation arrangement within the meaning of Code Section 409A (as defined in Section XIV below) shall be paid or settled on the earliest date coinciding with or following the date of termination that does not result in a violation of or penalties under Code Section 409A.

Executive shall not be entitled to any payments or benefits pursuant to this Section III.B.ii.a.-d. if Executive’s employment is terminated For Cause or if Executive’s employment is terminated by Executive (except a resignation for Good Cause as provided in Section V.B. below).

C. Severance Upon Termination by the Company for Death or Disability. If Executive’s employment is terminated due to death or Disability (as defined in Section IV below), the Company shall pay Executive (or to Executive’s beneficiaries or estate, as appropriate, in the case of death) the Accrued Obligations and, as a lump sum within sixty (60) days after the date of termination, an amount equal to the Annual Bonus, if any, most recently paid to Executive multiplied by the fraction of which the number of days between the fiscal year end of the Company related to the bonus and is the numerator, and three hundred sixty-five (365) is the denominator.

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IV. OTHER TERMINATIONS BY COMPANY

A. Termination For Cause. For purposes of this Agreement, “For Cause” shall mean: (i) Executive commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Executive commits a material breach of this Agreement, which breach is not cured within thirty (30) days after written notice to Executive from the Company; (iv) Executive willfully refuses to implement or follow a reasonable and lawful policy or directive of the Company, which breach is not cured within thirty (30) days after written notice to Executive from the Company; or (v) Executive engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally which misfeasance or malfeasance is not cured within thirty (30) days after written notice to Executive from the Company. The Company may terminate Executive’s employment For Cause at any time, without any advance notice. The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, subject to any other rights or remedies of the Company under law; and thereafter all obligations of the Company under this Agreement shall cease.

B. By Death. Executive’s employment shall terminate automatically upon Executive’s death. Thereafter, subject to Section III.C, all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Executive’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

C. By Disability. If Executive becomes eligible for the Company’s long term disability benefits or if, in the sole opinion of the Company, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred and twenty (120) days in any twelve (12)-month period (“Disability”), then, to the extent permitted by law, the Company may terminate Executive’s employment. Thereafter, subject to Section III.C, all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect Executive’s rights under any disability plan in which Executive is a participant.

V. TERMINATION BY EXECUTIVE

A. At-Will Termination by Executive. Executive may terminate employment with the Company at any time for any reason or no reason at all, upon six (6) weeks’ advance written notice. During such notice period Executive shall continue to diligently perform all of Executive’s duties hereunder. The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period as long as the Company pays Executive all compensation to which Executive is entitled up through the last day of the six (6) week notice period. Thereafter all obligations of the Company shall cease.

B. Good Cause. For purposes of this Agreement, Good Cause means any one or more of the following events, unless Executive consents to such event in writing or by notifying the Company that Executive will not terminate employment on the basis of such event within thirty (30) business days thereafter, provided, however, that the parties acknowledge that the change in Executive’s title from CEO to President constitutes Good Cause and that Executive’s execution of this Agreement does not constitute consent to such event:

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(i) A reduction in the amount of Executive’s base compensation in a manner that disproportionately adversely affects Executive, as compared to other senior Company management;

(ii) A material and adverse change in the Executive’s duties, authority or responsibilities with the Company relative to the duties, authority or responsibilities in effect immediately prior to such reduction;

(iii) a material adverse change in the position to whom Executive reports (including any requirement that Executive report to a corporate officer or employee instead of reporting directly to the Board); or

(iv) A material breach by the Company of any of its obligations under this Agreement.

Provided, however, that no such event described above will constitute Good Cause unless: (x) Executive gives written notice to the Company describing the nature of such event within one hundred eighty (180) days of the initial existence of such event; and (y) the Company fails to cure the condition or event constituting Good Cause within thirty (30) days following receipt of Executive’s notice (the “Cure Period”). If the Company fails to remedy the condition constituting Good Cause during the applicable Cure Period, Executive’s termination of employment must occur, if at all, within thirty (30) days following the last day of such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Cause.

VI. TERMINATION OBLIGATIONS

A. Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

B. Resignation and Cooperation. Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

VII. INVENTIONS AND PROPRIETARY INFORMATION; PROHIBITION ON THIRD PARTY INFORMATION

A. Proprietary Information Agreement. Executive agrees to enter into and be bound by the terms of the Company’s Proprietary Information and Inventions Agreement (“Proprietary Information Agreement”).

B. Non-Solicitation. Executive acknowledges that because of Executive’s position in the Company, Executive will have access to material intellectual property and confidential information. During the term of Executive’s employment and for one year thereafter, in addition to Executive’s other obligations hereunder or under the Proprietary Information Agreement, Executive shall not, for Executive or any third party, directly or indirectly (i) solicit, induce, recruit or encourage any person employed by the Company to terminate his or her employment, or (ii) divert or attempt to divert from the Company any business with any customer, client, member, business partner or supplier about which Executive obtained confidential information during her employment with the Company, by using the Company’s trade secrets or by otherwise engaging in conduct that amounts to unfair competition.

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C. Non-Disclosure of Third Party Information. Executive represents and warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive’s immediate termination and could subject Executive to substantial civil liabilities and criminal penalties. Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.

VIII. LIABILITY COVERAGE

The Company agrees to maintain commercially reasonable Director’s and Officer’s insurance as well as commercially reasonable products-work hazard liability insurance (clinical trials insurance) covering the customary potential liabilities of the Executive in her role as officer of the Company. The coverage shall address customary liabilities specifically stemming from the Company’s involvement in running clinical trials to the extent available at a reasonable cost.

IX. ARBITRATION

The Company and Executive agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration to be held in San Diego, California, in accordance with the Judicial Arbitration and Mediation Service/Endispute, Inc. (“JAMS”) rules for employment disputes then in effect (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The arbitrator shall award the prevailing party all reasonable costs and attorneys’ fees incurred during any such proceeding. The arbitrator shall apply California law to the merits of any dispute or claim. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in San Diego, California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants. The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator. EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH EXECUTIVE’S EMPLOYMENT OR TERMINATION THEREOF, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE OR BREACH OF THIS AGREEMENT, TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

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X. AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

XI. ASSIGNMENT; BINDING EFFECT

A. Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

B. Binding Effect. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

XII. NOTICES

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by email, (c) by a nationally recognized overnight courier service; or (d) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five (5) business days following dispatch by overnight delivery service or the United States Mail. Executive shall be obligated to notify the Company in writing of any change in Executive’s address. Notice of change of address or email shall be effective only when done in accordance with this Section.

Company’s Notice Address:	Executive’s Notice Address and Email:

OncoSec Medical Incorporated	Punit S. Dhillon
5820 Nancy Ridge Drive	11220 Corte Belleza
San Diego, CA 92121	San Diego, CA 92130
United States of America	United States of America
Email: legal@oncosec.com	Email: pd@idhillon.com

XIII. SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

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XIV. TAXES

A. All amounts paid under this Agreement shall be paid less all applicable state and federal tax withholdings (if any) and any other withholdings required by any applicable jurisdiction or authorized by Executive (the “Tax Withholding Obligations”). With respect to any payment of Base Salary or Annual Bonus issued in shares of the Company’s common stock, at any time not less than five (5) business days before any Tax Withholding Obligation arises, Executive may elect to satisfy his Tax Withholding Obligation by, if permissible under applicable law, directing the Company to withhold the whole number of share of the Company’s common stock sufficient to satisfy the minimum applicable Tax Withholding Obligation. Executive acknowledges that the withheld shares of the Company’s common stock may not be sufficient to satisfy Executive’s minimum Tax Withholding Obligation. Accordingly, Executive agrees to pay to the Company as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the withholding of shares of the Company’s common stock described above.

B. To the extent applicable, it is intended that this Agreement and any payment made hereunder shall comply with the requirements of Section 409A of the Code, and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Code Section 409A”). Any provision that would cause the Agreement or any payment hereof to fail to satisfy Code Section 409A shall have no force or effect until amended to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Code Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime. Notwithstanding anything contained herein to the contrary, (x) in no event shall the Executive’s date of termination occur until he experiences a “separation of service” within the meaning of Code Section 409A, and the date on which such separation from service takes place shall be the date of termination, and all references herein to a “termination of employment” (or words of similar meaning) shall mean a “separation of service” within the meaning of Code Section 409A and (y) to the extent the payment of any amount pursuant to Section III.B constitutes deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) and such amount is payable within a number of days that begins in one calendar year and ends in a subsequent calendar year, such amount shall be paid in the subsequent calendar year. To the extent the Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i) and any elections made by the Company in accordance therewith, notwithstanding the timing of payment provided in any other Section of this Agreement, no payment, distribution or benefit under this Agreement that constitutes a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) upon separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), after taking into account all available exemptions, that would otherwise be payable during the six (6) month period after separation from service, will be made during such six (6) month period, and any such payment, distribution or benefit will instead be paid on the first business day after such six (6) month period, provided, however, that if the Executive dies following his date of termination and prior to the payment, distribution, settlement or provision of any payments, distributions or benefits delayed on account of Code Section 409A, such payments, distributions or benefits shall be paid or provided to the personal representative of the Executive’s estate within thirty (30) days after the date of Executive’s death. The Executive acknowledges that, in entering into this Agreement, he has not relied upon any representation or statement made by any agent or representative of Company or its affiliates that is not expressly set forth in this Agreement, including, without limitation, any representation with respect to the consequences or characterization (including for purpose of tax withholding and reporting) of the payment of any compensation or benefits hereunder under Code Section 409A and any similar sections of state tax law.

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C. In the event that it is determined by the Company in its sole discretion that any payment or benefit to Executive under this Agreement, or otherwise, either cash or non-cash, that Executive has the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, restricted stock or any benefits payable to Executive under any plan for the benefit of employees, would constitute an “excess parachute payment” (as defined in Section 280G of the Code), then such payments or other benefits will be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such payments or benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis of the greatest amount of payments and benefits, notwithstanding that all or some portion of such payments or benefits may be taxable under Section 4999 of the Code. The order in which the payment will be reduced are (i) cash payments; (ii) equity-based payments that are taxable; (iii) equity-based payments that are not taxable; (iv) equity-based acceleration; and (v) other non-cash forms of benefits. Within any such category of payments and benefits (that is, (i), (ii), (iii), (iv) or (v)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Code Section 409A and then with respect to amounts that are. In no event will Executive have any discretion with respect to the ordering of payment reductions.

XV. LEGAL EXPENSES OF ENFORCEMENT

If either the Company or Executive commences a legal action or other proceeding for enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees and other costs incurred in connection with the action or proceeding, in addition to any other relief to which it may be entitled.

XVI. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

XVII. INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

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XVIII. OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Executive agrees that any and all of Executive’s obligations under this agreement, including but not limited to the Proprietary Information Agreement, shall survive the termination of employment and the termination of this Agreement.

XIX. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

XX. AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

XXI. ENTIRE AGREEMENT

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Executive Proprietary Information and Inventions Agreement). To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

XXII. PREVIOUS AGREEMENTS

Executive and the Company hereby agree, that all previous employment, consulting or other similar agreements covering the same subject matter of this Agreement, including the Prior Agreement, whether written, verbal or implied between the Company and Executive, are hereby cancelled, superseded and replaced by this Agreement, and shall be of no further force or effect.

XXIII. EXECUTIVE ACKNOWLEDGEMENT

EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

ONCOSEC MEDICAL INCORPORATED	PUNIT S. DHILLON

/s/ Avtar Dhillon	/s/ Punit S. Dhillon
Signature	Signature

Avtar Dhillon, MD

By	November 7, 2017

Date
Chairman

Title

November 7, 2017

Date

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EXHIBIT A

FORM OF SEPARATION RELEASE AGREEMENT

This RELEASE AGREEMENT (the “Release Agreement”), dated __________, 20__, by and among ONCOSEC MEDICAL INCORPORATED (the “Company”) and Punit S. Dhillon (“Executive”).

WHEREAS, the Company and Executive are parties to that certain Severance Agreement, dated ____________, 20__ (the “Severance Agreement”), pursuant to which Executive is eligible to receive severance benefits, contingent upon certain conditions set forth in the Severance Agreement. All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Severance Agreement;

WHEREAS, the Company and Executive are parties to that certain Exectuive Employment Agreement, dated November 7, 2017 (“Employment Agreement”); and

WHEREAS, one such condition set forth in the Severance Agreement to receiving the severance benefits is Executive’s execution, delivery and non-revocation of this Release Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Release Agreement, the sufficiency of which the parties acknowledge, it is agreed as follows:

1. In exchange for the general release of claims and other agreements contained in this Release Agreement, Executive will receive the Severance as set forth in the Severance Agreement following Executive’s execution and subsequent non-revocation of this Release Agreement during any applicable statutory revocation period.

2. Executive agrees not to disparage the Company and its officers, directors, employees, shareholders, members and agents, in any manner likely to be harmful to them or their business, business reputation, or personal reputation.

3. In exchange for the separation benefits described above, Executive completely releases the Company and each of its affiliated, related, parent or subsidiary entities, and each of its and their present and former officers, directors, employees, shareholders, members and agents (the “Released Parties”) from any and all claims of any kind, known and unknown, which Executive may now have or have ever had against any of them. This release includes all claims arising from Executive’s employment with the Company and its termination, including claims under the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended, or any other claims for violation of any federal, state, or municipal statutes, any and all claims in contract or tort or premised on any other legal theory and any and all claims for attorneys’ fees and costs; provided, however, that nothing in this Release Agreement shall (a) waive any rights or claims of Executive that arise after this Release Agreement becomes effective, (b) impair or preclude Executive’s right to take action to enforce the terms of this Release Agreement, (c) impair Executive’s vested rights under any tax-qualified retirement plan maintained by the Company and its affiliates, or (d) impair Executive’s rights to indemnification under any indemnification agreement(s) between Executive and the Company any rights to and claims for indemnification or as an insured under any directors and officers liability insurance policy in connection with Executive’s service as an officer, employee or agent of the Company or any of its and their subsidiaries and affiliates, under their respective certificates of incorporation, by-laws or operating agreements, or otherwise as provided by law. Executive agrees not to file, cause to be filed, or otherwise pursue any claims released by this paragraph. Notwithstanding the foregoing, Executive acknowledges and understands that Executive is not waiving and is not being required to waive any right that cannot be waived by law, including the right to file a charge or participate in an administrative investigation or proceeding; provided, however, that Executive hereby disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation.

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4. It is the Company’s and Executive’s intention that the foregoing release shall be construed in the broadest sense possible, and shall be effective as a prohibition to all claims, charges, actions, suits, demands, obligations, damages, injuries, liabilities, losses, and causes of action of every character, nature, kind or description, known or unknown, and suspected or unsuspected that Executive may have against the Released Parties.

Executive expressly acknowledges that he is aware of the existence of California Civil Code § 1542 and its meaning and effect. Executive expressly acknowledges that he has read and understands the following provision of that section, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HER OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive expressly waives and releases any right to benefits he may have under California Civil Code § 1542 to the fullest extent he may do so lawfully. Executive further acknowledges that he may later discover facts different from, or in addition to, those facts now known to him or believed by him to be true with respect to any or all of the matters covered by this Release Agreement, and he agrees this Release Agreement nevertheless shall remain in full and complete force and effect.

5. Executive acknowledges that the Severance as set forth in the Severance Agreement exceeds the amount to which Executive otherwise is entitled should Executive not execute, deliver and not revoke this Release Agreement, each within the applicable periods set forth in this Release Agreement. Executive understands and agrees that this Release Agreement shall be maintained in strict confidence, and that Executive shall not disclose any of its terms to another person, except legal counsel, unless required by law. Executive further acknowledges that Executive has received the Disclosure under Title 29 U.S. Code Section 626(f)(1)(H) which is attached hereto as Exhibit 1.

6. Executive agrees to return all Company materials in Executive’s possession. Executive shall comply with Executive’s continuing obligations under the Proprietary Information and Invention Assignment Agreement (the “Proprietary Information Agreement”).

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7. Executive acknowledges that Executive has twenty-one (21) days to consider this Release Agreement (but may sign it at any time beforehand if Executive so desires), and that Executive is advised to consult an attorney in doing so. Executive hereby acknowledges that Executive understands the significance of this Release Agreement, and represents that the terms of this Release Agreement are fully understood and voluntarily accepted by Executive. Executive also acknowledges that Executive can revoke this Release Agreement within seven (7) days of signing it by sending a-letter to that effect at the following address:

OncoSec Medical Incorporated.

Board of Directors

5820 Nancy Ridge Drive

San Diego, California 92121

Executive understands and agree that this Release Agreement shall not become effective nor enforceable until the seven (7) day revocation period has expired.

8. This Release Agreement and the Severance Agreement contain all of the parties’ agreements and understandings with respect to the matters herein and fully supersede any prior agreements or understandings that the parties may have had regarding such matters, except for the Proprietary Information Agreement and the Employment Agreement. This Release Agreement shall be governed by California law and may be amended only in a written document signed by Executive and duly authorized representative of the Company, other than Executive. If any term in this Release Agreement is unenforceable, the remainder of the Release Agreement will remain enforceable.

9. If Executive wishes to accept the terms of this Release Agreement, please sign below and return a copy of this Release Agreement to the Company between the last day of employment and _____________________.

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties have duly executed this Release Agreement as of the last date written below.

Oncosec Medical Incorporated:	punit s. dhillon:

By:
Date:
Name:

Title:

Date:

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